A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)

Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

TUESDAY, JULY 29, 2008

A. M. Castle & Co. Reports Second Quarter 2008 Results

FRANKLIN PARK, IL, JULY 29th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the fiscal second quarter ended June 30, 2008.

For the second quarter, consolidated net sales were a record $397.1 million, an increase of $24.5 million, or 6.6% from the second quarter of 2007. Net income for the quarter was $11.3 million, or $0.49 per diluted share as compared to $16.3 million, or $0.78 per diluted share in the prior year. In May 2007, the Company completed a secondary equity offering of five million shares, which had a $0.08 dilutive impact on second quarter 2008 earnings per share as compared to the prior year period.

“Overall demand in our key strategic end-markets remained solid during the second quarter of 2008,” stated Michael Goldberg, President and CEO of A.M. Castle. “In particular, we saw continued healthy demand from our heavy equipment and oil and gas end-markets, and when combined with increasing tons sold per day and higher prices for certain products, we experienced solid revenue growth compared to the prior year. However, significant material cost increases for carbon products pressured our margins resulting in lower overall net income for the quarter,” added Goldberg.

Metals segment sales were $365.4 million in the second quarter of 2008, which was $22.1 million or 6.4% higher than the second quarter of 2007. Average tons sold per day in the Metals business increased 9.3% over the second quarter of 2007.

“Although we were pleased with the overall sales results of the Metals segment in the second quarter, earnings were impacted negatively by higher material costs and higher operating expenses. Material costs for carbon related products were significantly higher and combined with substantial increases in surcharges resulted in lower overall profit margins for the quarter,” stated Goldberg. Second quarter 2008 results included a change in the LIFO inventory reserve of $29.8 million compared to an $18.6 million change in the LIFO inventory reserve from the prior year period. In addition, operating expenses increased due to higher transportation and warehouse costs associated with higher sales volumes, which added to margin pressures during the quarter.

Plastic segment sales were $31.7 million in the quarter, an increase of $2.4 million or 8.2% from the second quarter of last year, driven by healthy demand in the office furniture and industrial markets.

In April, the Company completed the first implementation of its new Oracle ERP system at its domestic aerospace locations. In addition, the Human Resource systems were also implemented Company-wide during the second quarter.

“We are pleased that the system worked as designed but we experienced the typical learning curve associated with an ERP implementation. Our Aerospace business and our Oracle implementation teams worked extremely hard to install and bring the Company online with the first stage of this project. During the process, several recommendations for improving future implementations across our business were identified, resulting in management’s decision to defer the upcoming Phase Two implementation originally scheduled for the third quarter 2008. In light of the potential impacts to our year-end financial close and in consideration of our internal control environment, we decided to move our next Oracle implementation related to the Castle Metals’ legacy system to the first quarter of 2009,” stated Goldberg.

The Company’s debt to capital ratio was 25.4% at June 30, 2008, which was comparable to 24.1% at March 31, 2008. The increase in the Company’s debt to capital ratio from 18.3% at December 31, 2007 primarily reflects the acquisition of Metals UK Group in January 2008. Inventory DSI (days sales in inventory) for the six months ended June 30, 2008 were 117 days compared to an average of 132 days in 2007.

            “Overall, we are encouraged by the healthy demand for our products across most of our key end-markets. The second half of any fiscal year typically is affected by fewer shipping days and seasonality. Management will continue to focus on improving our inventory turns and gross margin and expense management throughout the balance of the year,” Goldberg added.

The Company also announced a cash dividend of $0.06 per share payable August 21, 2008 to shareholders of record at close of business on August 7, 2008.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month period ended June 30, 2008. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 11117179.

About A. M. Castle & Co.

Founded in 1890, A.M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission. The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.